Exhibit 10.1

June 8, 2026

Anna Eramo, M.D.

Dear Anna:

This letter sets forth the substance of the separation agreement (the “Agreement”), by and between LB Pharmaceuticals Inc (the “Company”) and you, which confirms our mutual agreement to end your employment with the Company and sets forth our agreement as to the manner in which your employment with the Company will be amicably closed out.

1. SEPARATION. Your last day of work with the Company and your employment termination date will be June 15, 2026 (the “Separation Date”). You are hereby deemed to have resigned, effective as of the Separation Date, all positions, titles, duties, authorities, and responsibilities at or with the Company and its affiliates, including any relationships as an employee, officer or director with the Company or any of its affiliates, and you agree to execute all additional documents and take such further steps as may reasonably be required to give effect to such resignation(s).

2. FINAL PAY. No later than the Company’s next regular payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.

3. SEVERANCE PAYMENTS. Although the Company has no obligation to do so, if you timely sign this Agreement and comply with your obligations under it (collectively, the “Severance Preconditions”), then the Company shall continue to pay you, as severance (the “Severance Payments”), your base salary in effect as of the Separation Date, on a monthly basis subject to applicable withholding and payroll taxes, until September 15, 2026 (the “Last Day”). The Severance Payments shall commence on the Severance Payment Commencement Date (defined below). The first Severance Payment shall consist of Severance Payments attributable to the period from the Separation Date through the Severance Payment Commencement Date. For the purposes of this Agreement, the “Severance Payment Commencement Date” shall be the first payroll date following the Effective Date (defined below). Provided you remain engaged by the Company pursuant to the Consulting Agreement (defined below) through September 15, 2026 (or the Company terminates the Consulting Agreement without Cause prior to such date, other than due to your death or disability), and you comply with your obligations under the Consulting Agreement, then (a) the “Last Day” shall be June 15, 2027, and (b) the Company shall pay you a cash amount (the “Additional Severance Payment”) equal to the product of (i) 100% of your target annual bonus opportunity for calendar year 2026 and (ii) a fraction, the numerator of which is the number of days from January 1, 2026 through the Separation Date and the denominator of which is the number of days in calendar year 2026. The Additional Severance Payment shall be paid to you in a lump sum, less applicable withholdings and deductions, within five (5) business days following September 15, 2026. You hereby acknowledge and agree that, except for the severance benefits described in this section, you are not entitled to any payment or benefit in the nature of severance, notice, or similar termination pay or benefits from the Company and that the payments and benefits provided herein are in full satisfaction of all such obligations owed to you by the Company.

4. HEALTH INSURANCE. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit under this Agreement, provided that you satisfy the Severance Preconditions set forth above and timely elect continued coverage under COBRA, then the Company shall (in the Company’s discretion) reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) ending on the earliest to occur of: (i) the expiration of a period of twelve (12) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason. You must timely pay your premiums, and then provide documentation to the Company to obtain reimbursement for your COBRA premiums under this Section 4. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.

5. CONSULTING AGREEMENT. If you satisfy the Severance Preconditions, the Company will retain you as a consultant under the terms specified below (the “Consulting Agreement”).

(a) Consulting Period. You will serve as a consultant to the Company beginning on the day immediately following the Separation Date and ending on September 15, 2026, unless earlier terminated in accordance with Section 5(j) of this Agreement (the actual duration of such consulting period, the “Consulting Period”).

(b) Consulting Services. As a consultant, you shall be responsible for tasks, duties, and responsibilities set forth on Exhibit A attached hereto and incorporated herein by reference (the “Consulting Services”). You agree to exercise the highest degree of professionalism in performing the Consulting Services. Throughout the Consulting Period, you agree to perform the Consulting Services diligently, in good faith, and in a productive and cooperative manner. Without limiting the generality of the foregoing, you shall: (i) make yourself reasonably available to the Company and its personnel during mutually agreed-upon times to respond to inquiries and provide guidance; (ii) cooperate fully with the Company’s management and any successor personnel in connection with the Consulting Services; and (iii) take all commercially reasonable steps to assist the Company in minimizing any disruption to its operations resulting from your separation from employment. You acknowledge that timely and complete performance of the transition obligations described in this Section is a material component of the Consulting Services. The Company acknowledges that you shall not be required to perform Consulting Services on vacation days approved by the Company prior to the Separation Date.

(c) Stock Options. During your employment with the Company, you were granted certain options to purchase shares of the Company’s common stock (the “Options”), subject to the terms and conditions of the applicable Company Equity Incentive Plan (the “Plan”) and your grant agreement. Vesting of the Options shall continue during the Consulting Period in accordance with the Plan and your grant agreement(s). As an additional severance benefit under this Agreement, provided that you satisfy the Severance Preconditions, you remain engaged by the Company pursuant to this Consulting Agreement through September 15, 2026, and you comply with your obligations under this Consulting Agreement, then thirty-five percent (35%) of the total number of Options that remain unvested as of September 15, 2026 shall vest; provided, however, in the event the Company terminates the Consulting Agreement without Cause prior to September 15, 2026, other than due to your death or disability, you will be considered to have vested in such Options through September 15, 2026, and in addition, thirty-five percent (35%) of the total number of Options that remain unvested after such acceleration shall vest. All other rights and obligations with respect to the Options will be as set forth in the Plan and your grant agreement(s).

(d) Independent Contractor Status. You agree that during the Consulting Period, (i) you will be an independent contractor to the Company and not an employee of the Company, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

(e) Tax Treatment. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(f) Protection of Information. You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing Consulting Services for the Company. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing Consulting Services for the Company will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing Consulting Services for the Company.

(g) Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with the prior written consent of the Company.

(h) Standards of Conduct. You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company. You further agree that you will refrain from any activity, and will not enter into any agreement or make any commitment, which is inconsistent or incompatible with your obligations under this Consulting Agreement, including with respect to your ability to perform the Consulting Services.

(i) Representations. You represent and warrant that you are self-employed in an independently established trade, occupation, or business, maintain and operate a business that is separate and independent from the Company’s business, hold yourself out to the public as independently competent and available to provide applicable services similar to the Consulting Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business.

(j) Termination of Consulting Period. The Company may terminate the Consulting Agreement without Cause at any time upon five (5) days’ prior written notice to you. The Company may terminate the Consulting Agreement immediately for Cause. You may terminate the Consulting Agreement for any reason or no reason at any time upon fifteen (15) days’ prior written notice to the Company. You may also terminate the Consulting Agreement immediately in the event the Company has materially breached the Agreement and failed to cure such breach within three (3) days after you give written notice. For purposes of this Consulting Agreement, “Cause” for termination will mean any one or more of the following: (i) your commission of any felony or crime involving dishonesty; (ii) your participation in any fraud against the Company; (iii) your material breach of any provision or obligation under this Agreement (including, without limitation, breach of any provision of or obligation under this Consulting Agreement); (iv) your refusal or failure to perform the Consulting Services; (v) your intentional damage to any property of the Company; or (vi) your intentional and knowing misconduct or other violation of Company policy that causes or reasonably could cause harm to the Company.

6. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before, on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

7. EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. RELEASE OF CLAIMS.

(a) General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b) Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, the Illinois Gender Violence Act, and the Illinois Biometric Information Privacy Act, all as amended.

(c) ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(d) Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(e) Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

9. RETURN OF COMPANY PROPERTY. You agree that, by the termination of the Consulting Period, or earlier if requested by the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys, Company account and device login and password information; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the termination of the Consulting Period, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed.

10. CONFIDENTIAL INFORMATION OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under your Confidentiality and Proprietary Rights Agreement, a copy of which is attached hereto as Exhibit B and incorporated herein by reference.

11. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” Section above or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.

12. NON-DISPARAGEMENT. Except to the extent permitted by the “Protected Rights” Section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. The Company agrees to instruct its current officers to refrain from making any disparaging statements about you; provided that any such person may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.

13. NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

14. COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

15. NO ADMISSIONS. The parties understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, or by you to the Company or any other person, and that neither you nor the Company makes any such admission.

16. REPRESENTATIONS. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

17. DISPUTE RESOLUTION. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration at a location closest to where you last worked for the Company or another mutually agreeable location, conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any claim resolved through a trial by jury or judge. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. You and the Company acknowledge your right to (1) report any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency that enforces anti-discrimination laws; (2) report any good faith allegation of criminal conduct to any appropriate federal, state, or local official; (3) participate in a proceeding with any appropriate federal, state, or local government agency that enforces anti-discrimination laws; (4) make any truthful statements or disclosures required by law, regulation, or legal process; and (5) request or receive confidential legal advice.

18. MISCELLANEOUS. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Illinois without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law (e.g., www.docusign.com)) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

(Signatures on the following page)

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Heather Turner
Heather Turner
Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Anna Eramo, M.D.
Anna Eramo, M.D.

6/9/2026
Date

EXHIBIT A

CONSULTING SERVICES

You shall facilitate an orderly and efficient transition of your former duties, responsibilities, and business relationships to the Company and its designated personnel. In furtherance thereof, during the Consulting Period you shall:

(i) provide transition assistance with respect to all matters within the scope of your former role, including transferring institutional knowledge, ongoing projects, key relationships, and operational processes to such employees, officers, or other personnel as the Company may designate from time to time;

(ii) prepare, or assist in the preparation of, transition documentation, handover materials, status reports, and such other written summaries as the Company reasonably requests to ensure the continuity of the Company’s business operations and functions;

(iii) participate in transition meetings, calls, and briefings as reasonably requested by the Company;

(iv) use commercially reasonable efforts to introduce and, where appropriate, facilitate the transfer of relationships with the Company’s customers, vendors, partners, regulators, and other counterparties to the relevant successor personnel; and

(v) generally take all actions reasonably necessary or appropriate to preserve and promote the continuity, stability, and uninterrupted operation of the Company’s business during and following the transition.

EXHIBIT B

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

(See attached)